1940 Act File No. 811-06074

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940               X

    Amendment No. 9.........................................                  X

                            TAX FREE MONEY PORTFOLIO

               (Exact Name of Registrant as Specified in Charter)

                   One South Street, Baltimore, Maryland 21202
                    (Address of Principal Executive Offices)

                                 (410) 895-5000
                         (Registrant's Telephone Number)

Daniel O. Hirsch, Esq.               Copies to:      Burton M. Leibert, Esq.
One South Street                                     Willkie Farr & Gallagher
Baltimore, Maryland 21202                            787 Seventh Ave
(Name and Address of Agent                           New York, New York 10019
for Service)

                                Explanatory Note

This Amendment to the Registrant's Registration Statement on Form N-1A (the "Registration Statement") has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940. However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933 (the "1933 Act"), because such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of
Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. The Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

Tax Free Money Portfolio
PART A

Responses to Items 1 through 3, 5 and 9 have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

Item 4. Investment Objectives, Principal Investment Strategies, and Related
        Risks.

The investment objectives of the Portfolio are to provide its investors with a high level of current income consistent with liquidity and the preservation of capital. The Portfolio seeks to achieve its investment objectives by investing under normal market conditions no less than 80% of its net assets in municipal bonds and notes that pay interest exempt from Federal income tax. Investments in the Portfolio are neither insured nor guaranteed by the U.S. government. Investments in the Portfolio are not deposits or obligations of, or guaranteed by, Bankers Trust Company ("Bankers Trust"), the investment adviser of the Portfolio, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency.

Additional information about the investment policies of the Portfolio appears in Part B of this Registration Statement. There can be no assurance that the investment objective of the Portfolio will be achieved. The Registrant incorporates by reference information concerning the Portfolio's investment objective and policies and risk factors associated with investments in the Portfolio from the sections entitled "Objective," "Strategy," "Principal Investments," "Risks," and "Organizational Structure" in the Prospectus of BT Investment Funds, Tax Free Money Fund (File Nos. 33-07404 and 811-4760)(the "Feeder Fund") (the "Feeder Fund Prospectus").

Item 5. Management, Organization and Capital Structure.

Registrant incorporates by reference information concerning the management of the Portfolio from the sections entitled "Annual Fund Operating Expenses" and "Management of the Trust and Portfolios" in the Feeder Fund Prospectus.

The Portfolio is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of his investment at any time at NAV. Investors in the Portfolio (e.g., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

The Portfolio reserves the right to create and issue a number of series, in which case investments in each series would participate equally in the earnings, dividends and assets of the particular series. Currently, the Portfolio has only one series.

Registrant incorporates by reference additional information concerning the Portfolio's capital stock from the sections entitled "Calculating a Fund's Share Price," "Dividends and Distributions," "Tax Consideration," and "Buying and Selling Fund Shares" in the Feeder Fund Prospectus.

Investments in the Portfolio have no pre-emptive or conversion rights and are fully paid and non-assessable, except as set forth below. The Portfolio is not required and has no current intention to hold annual meetings of investors, but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Changes in fundamental policies will be submitted to investors for approval. Investors have under certain circumstances (e.g., upon application and submission of certain specified documents to the Trustees by a specified percentage of the aggregate value of the Portfolio's outstanding interests) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Investors also have the right to remove one or more Trustees without a meeting by a declaration in writing by a specified number of investors. Upon liquidation of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors.

Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Portfolio Business Day. At each Valuation Time on each such business day, the value of each investor's beneficial interest in the Portfolio will be determined by multiplying the NAV of the Portfolio by the percentage, effective for that day, that represents that investor's share of the aggregate beneficial interests in the

Portfolio. Any additions or withdrawals, which are to be effected on that day, will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be re-computed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the Valuation Time, on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate NAV of the Portfolio as of the Valuation Time, on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio as of the Valuation Time, on the following business day of the Portfolio.

The Net Income of the Portfolio shall consist of (i) all income accrued, less the amortization of any premium, on the assets of the Portfolio, less (ii) all actual and accrued expenses of the Portfolio determined in accordance with generally accepted accounting principles. Interest income includes discount earned (including both original issue and market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of the Portfolio. All the Net Income of the Portfolio is allocated pro rata among the investors in the Portfolio. The Net Income is accrued daily and distributed monthly to the investors in the Portfolio.

Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invested all of its assets in the Portfolio.

Item 7. Shareholder Information

Registrant incorporates by reference information concerning the calculation of net asset value and valuation of the Portfolio's assets from sections entitled "Calculating the Fund's Share Price" and "Buying and Selling Fund Shares" in the Fund's Prospectus.

Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of
Section 4(2) of the 1933 Act. See "General Description of Registrant" above.

An investment in the Portfolio may be made without a sales load. All investments are made at the NAV next determined if an order is received by the Portfolio by the designated cutoff time for each accredited investor. The NAV of the Portfolio is determined on each Portfolio Business Day. Securities are valued at amortized cost, which the Trustees of the Portfolio have determined in good faith constitutes fair value for the purposes of complying with the 1940 Act. This valuation method will continue to be used until such time as the Trustees of the Portfolio determine that it does not constitute fair value for such purposes.

There is no minimum initial or subsequent investment in the Portfolio. However, because the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in Federal funds (i.e., monies credited to the account of the Portfolio's custodian bank by a Federal Reserve Bank).

An investor in the Portfolio may withdraw all or any portion of its investment at the NAV next determined if a withdrawal request in proper form is furnished by the investor to the Portfolio by the designated cutoff time for each accredited investor. The proceeds of a withdrawal will be paid by the Portfolio in Federal funds normally on the Portfolio Business Day the withdrawal is effected, but in any event within seven days. The Portfolio reserves the right to pay redemptions in kind. Investments in the Portfolio may not be transferred.

The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on such Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.

The Portfolio and ICC Distributors, Inc. ("ICC") reserve the right to cease accepting investments at any time or to reject any investment order.

The placement agent for the Portfolio is ICC. The principal business address of ICC and its affiliates is One Portland Square, Portland, Maine 04101. ICC receives no additional compensation for serving as the placement agent for the Portfolio.

Registrant incorporates by reference information on dividends, distributions and tax consequences from the sections entitled "Dividends and Distributions" and "Tax Considerations" in the Feeder Fund Prospectus.

Item 8. Distribution Arrangements.

Registrant incorporates by reference information concerning its Master-Feeder structure from the section entitled "Organizational Structure" in the Feeder Fund Prospectus.

Tax Free Money Portfolio
PART B

Item 10. Cover Page and Table of Contents

The Prospectus of the Tax Free Money Portfolio (the "Portfolio") dated April 30, 1999, which may be amended from time to time provides the basic information investors should know before investing. This SAI, which is not a Prospectus, is intended to provide additional information regarding the activities and operations of the Portfolio and should be read in conjunction with the Prospectus. You may request a copy of a prospectus or a paper copy of this SAI, if you have received it electronically, free of charge by calling the Portfolio at 1-800-730-1313

TABLE OF CONTENTS
-----------------
FUND HISTORY
DESCRIPTION OF THE FUND AND ITS INVESTMENT RISKS
MANAGEMENT OF THE FUND
CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES
INVESTMENT ADVISORY AND OTHER SERVICES
BROKERAGE ALLOCATION AND OTHER PRACTICES
CAPITAL STOCK AND OTHER SECURITIES
PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED
TAXATION OF THE FUND

UNDERWRITERS
CALCULATION OF PERFORMANCE DATA
FINANCIAL STATEMENTS

Item 11. Fund History.

Tax Free Money Portfolio (the "Portfolio") was organized as a trust under the laws of the State of New York on March 26, 1990.

Item 12. Description of the Fund and Its Investment Risks.

The Portfolio is a no-load, diversified, open-end management investment company. Registrant incorporates by reference information concerning the investment policies and limitations of the Portfolio from the section entitled "Investment Objective, Policies and Restrictions" in the Statement of Additional Information for BT Investment Funds, Tax Free Money Fund (File Nos. 33-07404 and 811-4760)(the "Feeder Fund") (the "Feeder Fund SAI").

Item 13. Management of the Fund.

Registrant incorporates by reference information concerning the management of the Portfolio from the section entitled "Management of the Trust and Portfolios" in the Feeder Fund SAI.

Item 14. Control Persons and Principal Holders of Securities.

As of April 1, 1999, Tax Free Money Fund (the "Fund") (a series of BT Investment Funds) owned approximately 100% of the value of the outstanding interests in the Portfolio.

The Fund has informed the Portfolio that whenever it is requested to vote on matters pertaining to the fundamental policies of the Portfolio, the Fund will hold a meeting of shareholders and will cast its votes as instructed by the Fund's shareholders. It is anticipated that other registered investment companies investing in the Portfolio will follow the same or a similar practice.

Item 15. Investment Advisory and Other Services.

Registrant incorporates by reference information concerning the investment advisory and other services provided for or on behalf of the Portfolio from the section entitled "Management of the Trust and Portfolios" in the Feeder Fund SAI.

Item 16. Brokerage Allocation and Other Practices.

Registrant incorporates by reference information concerning the brokerage allocation and other practices of the Portfolio from the section entitled "Investment Objective, Policies and Restrictions -- Portfolio Transactions" in the Feeder Fund SAI.

Item 17. Capital Stock and Other Securities.

Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred. Certificates representing an investor's beneficial interest in the Portfolio are issued only upon the written request of an investor.

Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interest in the Portfolio may elect all of the Trustees of the Portfolio if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required and has no current intention to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of their investment).

The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to their respective percentages of the beneficial interests in the Portfolio), except that if the Trustees of the Portfolio recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to their respective percentages of the beneficial interests of the Portfolio) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), or (ii) by the Trustees of the Portfolio by written notice to its investors.

The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

The Portfolio reserves the right to create and issue a number of series, in which case investments in each series would participate equally in the earnings and assets of the particular series. Investors in each series would be entitled to vote separately to approve advisory agreements or changes in investment policy, but investors of all series may vote together in the election or selection of Trustees, principal underwriters and accountants for the Portfolio. Upon liquidation or dissolution of the Portfolio, the investors in each series would be entitled to share pro rata in the net assets of their respective series available for distribution to investors.

Item 18. Purchase, Redemption and Pricing of Shares.

Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of
Section 4(2) of the Securities Act of 1933, as amended. See Item 7 "Shareholder Information" in Part A of this registration statement.

Registrant incorporates by reference information concerning the method followed by the Portfolio in determining its net asset value and the timing of such determinations from the section entitled "Net Asset Value" in the Feeder Fund SAI.

Item 19. Taxation of the Fund.

Registrant incorporates by reference information concerning the taxation of the Portfolio from the section entitled "Taxes" in the Feeder Fund SAI.

It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invested all of its assets in the Portfolio.

There are certain tax issues that will be relevant to only certain of the investors in the Portfolio. All investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Portfolio.

Item 20. Underwriters.

The placement agent for the Portfolio is ICC Distributors, Inc., which receives no additional compensation for serving in this capacity. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.

Item 21. Calculation of Performance Data.

Not applicable.

Item 22. Financial Statements.

The Portfolio's financial statements are hereby incorporated by reference from the Annual Report of BT Investment Funds, Tax

Free Money Fund dated December 31, 1998 (File Nos. 33-07404 and 811-4760).

PART C. OTHER INFORMATION.

Responses to Items 23(e) and (i)-(k) have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

Item 23.    Exhibits.

(a)     (i) Amended and Restated Declaration of Trust dated April 1, 1990; 3
        (ii) Amendment dated November 30, 1990 to the Amended and Restated Declaration of Trust; 3
(b)     By-Laws dated March 26, 1990; 3
(c)     Not applicable;
(d) Investment Advisory Agreement between the Registrant and Bankers Trust Company ("Bankers Trust") dated April 23, 1990; 3
(f)     Not applicable;
(g) (i) Custodian Agreement between the Registrant and Bankers Trust dated July 1, 1996 - filed herewith;
(ii) Cash Services Addendum dated December 18, 1997, to Custodian Agreement dated July 1, 1996 - filed herewith;
(h) (i) Administration and Services Agreement between the Registrant and Bankers Trust dated April 29, 1992; 2 (ii) Exclusive Placement Agent Agreement between the Registrant and ICC Distributors, Inc. dated August 11, 1998 - filed herewith;
(l)     Investment representation letters of initial investors; 1
(m)     Not applicable;
(n)     Financial Data Schedule - filed herewith;
(o)     Not applicable.

1. Previously filed on February 15, 1992.
2. Previously filed on April 30, 1993.
3. Response is incorporated by reference to Registrant's Amendment No. 6 on Form N-1A filed April 24, 1996.

Item 24. Persons Controlled by or under Common Control with the Fund.

None

Item 25.    Indemnification.

Response is incorporated by reference to Registrant's Amendment No. 6 on Form N-1A filed April 24, 1996.

Item 26.    Business and Other Connections of Investment Adviser.

Bankers Trust serves as investment adviser to the Portfolio. Bankers Trust, a New York banking corporation, is a wholly owned subsidiary of Bankers Trust Corporation. Bankers Trust conducts a variety of commercial banking and trust activities and is a major wholesale supplier of financial services to the international institutional market.

To the knowledge of the Trust, none of the directors or officers of Bankers Trust, except those set forth below, is engaged in any other business, profession, vocation or employment of a substantial nature, except that certain directors and officers also hold various positions with and engage in business for Bankers Trust Corporation. Set forth below are the names and principal businesses of the directors and officers of Bankers Trust who are engaged in any other business, profession, vocation or employment of a substantial nature.

Lee A. Ault III, 62
Director, Bankers Trust and Bankers Trust Corporation since 1997; Private Investor; Former Chairman and Chief Executive Officer, Telecredit, Inc.; and Director, Equifax, Inc., Office Depot, Inc., Sunrise Medical Inc. and Pacific Crest Outward Bound School.

Neil R. Austrian, 59
Director, Bankers Trust and Bankers Trust Corporation since 1997; President and Chief Operating Officer, National Football League; Director, Rafac Technology and Office Depot, Inc.; and Trustee of Swarthmore College.

George B. Beitzel, 70
Director, Bankers Trust and Bankers Trust Corporation since 1977; Retired Senior Vice President and Director, International Business Machines Corporation; Director, Computer Task Group, Phillips Petroleum Company, and Staff Leasing; and Chairman Emeritus, Amherst College and Colonial Williamsburg Foundation.

Mark Bieler, 53
Executive Vice President, Bankers Trust Corporation since 1987; Managing Director, Bankers Trust since 1992; Executive Vice

President, Bankers Trust 1987-1992; and Senior Vice President and head of the Human Resources Department since 1985.


Mary Cirillo, 51
Executive Vice President, Bankers Trust Corporation and Managing Director, Bankers Trust since June 1997. Ms. Cirillo formerly held many positions in her 20-year career at Citicorp, including division executive from 1989 to 1992; senior corporate officer for the business evaluation and corporate re-engineering unit from 1993 to 1994; and Senior Vice President of Global Finance Operations and Technology from 1994 to 1997. She is head of Bankers Trust's Global Institutional Services business.

Richard H. Daniel, 52
Vice Chairman and Chief Financial Officer (Principal Financial Officer), Bankers Trust Corporation and Bankers Trust since 1996; Vice Chairman, Bankers Trust Corporation since April 1997; Controller, Bankers Trust Corporation and Bankers Trust from 1996 to July 1998; Executive Vice President, Bankers Trust Corporation from 1996 to April 1997; Vice Chairman, Bankers Trust since September 1997; Managing Director, Bankers Trust from 1996 to September 1997. Mr. Daniel formerly held the positions of chief financial officer of Federal Home Loan Mortgage Corporation from 1994 to 1996, and executive vice president and director of financial analysis and planning at BankAmerica Corporation from 1987 to 1994.

Yves C. de Balmann, 52
Vice Chairman, Bankers Trust Corporation since April 1997; Senior Vice President, Bankers Trust Corporation from 1995 to 1997; Managing Director, Bankers Trust from 1988 to September 1997; and Co-Chairman and Co-Chief Executive Officer, BT Alex. Brown Incorporated.

Robert A. Ferguson, 53
Executive Vice President, Bankers Trust Corporation since April 1997; Senior Vice President, Bankers Trust Corporation from 1995 to 1997; Managing Director, Bankers Trust since 1985 and Bankers Trust Australia Limited since 1986.

Phillip A. Griffiths, 60
Director, Bankers Trust and Bankers Trust Corporation since 1994; Director, Institute for Advanced Study; Chairman, Committee on Science, Engineering and Public Policy of the National Academies of Sciences and Engineering & the Institute of Medicine; Member, National Academy of Sciences, American Academy of Arts and Sciences and American Philosophical Society;

Chairman and Member, Nominations Committee and Committee on Science and Engineering Indicators, National Science board; Trustee, North Carolina School of Science and Mathematics and the Woodward Academy; and Former Member of the board of directors, Research Triangle Institute.

Duncan P. Hennes, 42
Executive Vice President, Bankers Trust Corporation since September 1998; Treasurer, Bankers Trust Corporation and Bankers Trust since September 1998; Senior Vice President, Bankers Trust Corporation from 1990 to 1998; Managing Director, Bankers Trust since 1990. Mr. Hennes is head of Bankers Trust's Trading and Sales business and responsible for Treasury/Funding and Arbitrage.

William R. Howell, 63
Director, Bankers Trust and Bankers Trust Corporation since 1986; Chairman Emeritus, J.C. Penney Company, Inc.; Director, Exxon Corporation, Halliburton Company, Warner-Lambert Company, Williams, Inc., Central & South West Corp., and the National Retail Federation; and Chairman, Southern Methodist University Board of Trustees.

Vernon E. Jordan, Jr., 63
Director, Bankers Trust and Bankers Trust Corporation since 1972; Senior Partner, Akin, Gump, Strauss, Hauer & Feld, LLP, Attorneys-at-law, Washington, D.C. and Dallas, Texas; Former President, National Urban League, Inc.; Director, American Express Company, Chancellor Media Corporation, Dow Jones, Inc., J.C. Penney Company, Inc., Revlon Group Incorporated, Ryder System, Inc., Sara Lee Corporation, Union Carbide Corporation and Xerox Corporation; and Trustee, The Ford Foundation and Howard University.

Eugene A. Ludwig, 52
Vice Chairman, Bankers Trust Corporation and Bankers Trust since May 1998. Mr. Ludwig formerly held the positions of Comptroller of the Currency of the United States from 1993 to April 1998, Chairman of the Federal Financial Institutions Examination Council, Chairman of Neighborhood Housing Services, and director of the Federal Deposit Insurance Corporation. Mr. Ludwig is head of the Control Committee and Capital Commitment Committee and responsible for risk and control, legal, regulatory and other governmental issues central to implementing global strategies in securities underwriting, lending and related businesses. In addition, Mr. Ludwig is responsible for the Firm's corporate responsibility area.

Joseph A. Manganello, Jr., 63
Executive Vice President and Chief Credit Officer, Bankers Trust Corporation since 1988; Managing Director of Bankers Trust since 1992; and Chief Credit Officer of Bankers Trust since 1984; Executive Vice President of Bankers Trust 1982-1992; Department Head of the United States Department of Bankers Trust prior to 1984. He is in charge of the Credit Risk Management Department.

I. David Marshall, 52
Executive Vice President and Chief Information Officer of Bankers Trust Corporation and Managing Director and Chief Information Officer of Bankers Trust since October 1996. Mr. Marshall formerly held the positions of executive vice president and chief information officer of Canadian Imperial Bank of Commerce from June 1995 to October 1996; group executive for Information Systems & Operations and a member of the Executive Committee at Unitel Communications, Inc., the operating arm of AT&T in Canada from 1993 to 1995; and from 1977 to 1993 he served with the Canadian Government consecutively as assistant auditor general; assistant deputy minister, Information Technology for Revenue Canada and assistant deputy minister, Information Technology for Employment and Immigration Canada.

Hamish Maxwell, 72
Director of Bankers Trust and Bankers Trust Corporation since 1984; Retired Chairman and Chief Executive Officer, Philip Morris Companies Inc.; Director, Sola International Inc., and Chairman, WPP Group plc.

Rodney A. McLauchlan, 45
Executive Vice President, Bankers Trust Corporation since April 1997; Senior Vice President, Bankers Trust Corporation from 1992 to April 1997; Managing Director, BT Alex. Brown since September 1997; Managing Director, BT Securities Corporation from 1995 to 1997; Managing Director, Bankers Trust from 1987 to 1995. As of 1998, he is Chairman of the Global Banking Group and is head of Bankers Trust's Latin American Investment Banking business. Mr. McLauchlan also chairs the Latin American and Asian Advisory Boards and the Client Committee.

Frank N. Newman, 56
Director, Bankers Trust and Bankers Trust Corporation since 1995; Chairman of the Board, Chief Executive Officer and President, Bankers Trust and Bankers Trust Corporation; Former Deputy Secretary, United States Treasury; Former Vice Chairman of the Board and Director, BankAmerica Corporation and Bank of

America NT&SA; Director, Dow Jones, Inc.; Trustee, Carnegie Hall; and Member, Board of Overseers, Joan & Sanford I Weill Medical College and Joan & Sanford I. Weill Graduate School of Medical Sciences of Cornell University.

N.J. Nicholas Jr., 59
Director of Bankers Trust and Bankers Trust Corporation since 1989; Investor; Former Co-chief Executive Officer of Time Warner Inc. Director, Boston Scientific Corporation, Priceline.com Inc. and Xerox Corporation.

Russell E. Palmer, 64
Director, Bankers Trust and Bankers Trust Corporation since 1988; Chairman and Chief Executive Officer, The Palmer Group; Former Dean, The Wharton School, University of Pennsylvania; Former Chief Executive Officer, Touche Ross & Co. (now Deloitte & Touche). Director, Allied-Signal Inc., Federal Home Loan Mortgage Corporation, GTE Corporation, The May Department Stores Company and Safeguard Scientifics, Inc.; and Trustee, the University of Pennsylvania.

Mayo A. Shattuck III, 44
Vice Chairman, Bankers Trust Corporation since September 1997. He formerly held the positions of President and Chief Operating Officer of Alex. Brown Incorporated from 1991 to September 1997. He is Co-Chairman and Co-Chief Executive Officer of BT Alex. Brown Incorporated.

Donald L. Staheli, 67
Director, Bankers Trust and Bankers Trust Corporation since 1996;Retired Chairman of the Board and Chief Executive Officer, Continental Grain Company; Director, Continental Grain Company, ContiFinancial Corporation, Prudential Insurance Company of America and America's Promise; and Chairman, The Points of The Light Foundation.

Patricia Carry Stewart, 70
Director, Bankers Trust and Bankers Trust Corporation since 1977; Former Vice President, The Edna McConnell Clark Foundation (a charitable foundation); Chair, Community Foundation for Palm Beach and Martin Counties; Trustee Emerita, Cornell University; and a life member, Board of Overseers, Joan & Sanford I Weill Medical College and Joan & Sanford I. Weill Graduate School of Medical Sciences of Cornell University.

G. Richard Thoman, 54

Director, Bankers Trust and Bankers Trust Corporation since 1997; President, Chief Operating Officer and Director, DaimlerChrysler AG, Union Bancaire Privee (Switzerland), General Electric Investments Equity Advisory Board, Yale School of Management Advisory Board, Fletcher School of Law and Diplomacy Advisory Board, the INSEAD U.S. Advisory Board and The Americas Society; President, Chief Executive Officer and Director, Fuji Xerox Corporation, Ltd.; and Member, Council on Foreign Relations.

George J. Vojta, 63
Director, Bankers Trust and Bankers Trust Corporation since 1997; Vice Chairman of the Board, Bankers Trust and Bankers Trust Corporation; Director, Alicorp, S.A., Globeset and Private Export Funding Corp.; Member, New York State Banking Board; Vice Chairman of the Board of Trustees, St. Luke's-Roosevelt Hospital Center; Partner, New York City Partnership; Chairman, Wharton Financial Services Center; and Member, Bretton Woods Committee.

Paul A. Volcker, 71
Director, Bankers Trust and Bankers Trust Corporation since 1996; Former Chairman and Chief Executive Officer, Wolfensohn & Co., Inc.; Former Chairman, Board of Governors of the Federal Reserve System; Director, Nestle S.A., Prudential Insurance Company of America, American Council on Germany, Council on Foreign Relations and The Japan Society; Trustee, The American Assembly; and Member, the advisory boards of several international corporations.

Melvin A. Yellin, 56
Executive Vice President and General Counsel, Bankers Trust Corporation and Managing Director and General Counsel of Bankers Trust since 1996; Senior Vice President (Chief Legal Officer), Bankers Trust Corporation and Managing Director (Chief Legal Officer) of Bankers Trust since 1995; Managing Director and Deputy General Counsel, Bankers Trust from 1992 to 1995; Vice President and Counsel, Bankers Trust from 1981 to 1992. He is in charge of the Legal Department.

* Certain of the executive officers held the Senior Managing Director title for a portion of 1996 and 1997. Bankers Trust eliminated the title effective January 1, 1998 and reverted to the use of the Managing Director title as the most senior title below that of Vice Chairman.

Item 27.    Principal Underwriters.

Not applicable.

ITEM 28.    Location of Accounts and Records.

Registrant:                                        BT Alex. Brown,
                                                   One South Street,
                                                   Baltimore, MD 21202

Bankers Trust Company:                             130 Liberty Street,
                                                   New York, NY 10006

Investors Fiduciary                                127 West 10th Street,
Trust Company:                                     Kansas City, MO 64105

ICC Distributors, Inc.:                            Two Portland Square
                                                   Portland, Maine 04101

Item 29.    Management Services.

Not applicable.

Item 30.    Undertakings.

Not applicable.

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, TAX FREE MONEY PORTFOLIO, has duly caused this Amendment No. 9 to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Baltimore and the State of Maryland on the 26th day of April, 1999.

                                    TAX FREE MONEY PORTFOLIO

                             By: /s/ Daniel O. Hirsch
                                    Daniel O. Hirsch, Secretary
                                    April 26, 1999